Exhibit 5.1

[Cooley Godward LLP Letterhead]

September 14, 2004

Siebel Systems, Inc.
2207 Bridgepointe Parkway
San Mateo, CA 94404

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Siebel Systems, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering up to $150,000,000 of deferred obligations (the "Plan Obligations"), pursuant to its Nonqualified Deferred Compensation Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

    the Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware;

    the Plan has been duly and validly authorized and adopted, and the Plan Obligations being registered hereunder that may be issued to its participants, when issued or sold in accordance with the Plan, the Registration Statement and related Prospectus, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity; and

    the Plan is by its terms intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. To the extent that provisions of the Employee Retirement Income Security Act ("ERISA") apply to unfunded plans maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, the Plan complies with those requirements of ERISA.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ Thomas S. Welk
      Thomas S. Welk